Exhibit 10.4(e)

                               HEADS OF AGREEMENT

THESE HEADS OF AGREEMENT are made the 12th day August 1999

BETWEEN:

(1) BRITISH SKY BROADCASTING LIMITED ("Sky" which expression shall include its successors and assigns) registered in England (No. 2906991) whose principal place of business is at 6 Centaurs Business Park, Grant Way, Isleworth, Middlesex TW7 5QD; and

(2) THE HOME VIDEO CHANNEL LIMITED (the "Company") registered in England (No. 2412178 ) whose registered office is at Pembroke House, 11 Northlands Pavement, Basildon, Essex SS133DX

WHEREAS:

(A) Sky has leased digital satellite transponder capacity from Societe des Satellites Europeene ("SES") and has launched a digital television service in the United Kingdom of Great Britain, Eire and Northern Ireland, the Channel Islands and the Isle of Man (the "Territory").

(B) The Company is the owner and operator of two channels, each of which consists of adult programming of an erotic nature, currently known as Playboy TV and The Adult Channel respectively.

(C) The Company intends to merge Playboy TV and The Adult Channel into one adult channel, which merged channel it intends to broadcast by satellite on a direct-to-home ("DTH") and cable a la carte distribution basis to viewers in the Territory between the hours of 20.00 to 04.00 7 days per week, and on other cable bases outside the Territory, but within the footprint of the Satellite (as defined below) (the "Channel").

(D) The Company wishes to sub-lease and Sky agrees to provide to the Company digital transponder capacity on the digital satellite (the "Satellite") operational at 28.2 degrees East for the transmission of the Channel, in accordance with and subject to the terms set out herein

IT IS AGREED AS FOLLOWS

1.    Term

1.1 These Heads of Agreement shall commence on 1 September 1999 (the "Start Date") and shall continue unless terminated earlier in accordance with the terms set out herein or in the Long Form Agreements (as defined in Clause


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      6.1) for a period of 5 years from the Start Date (the "Term").

1.2 No later than 9 months prior to the end of the Term, the parties shall enter into good faith negotiations with a view to a possible extension of the Term.

2.    Provision of Transponder, Uplinking and Encoding Facilities

2.1 Subject to clause 3.7, Sky shall from the Start Date and throughout the Term thereafter provide to the Company 8-hour digital transponder capacity on the Satellite for use in transmitting the Channel in the Territory for digital DTH reception.

2.2 Subject to clause 3.7, Sky will sub-lease to the Company 3.211 Mbits per second of capacity in total for the transmission of the Channe1 (including all video, audio, teletext, service information, navigation and EPG signals required therefor but excluding any capacity for subtitling) on a statistically multiplexed basis, namely the Channel will share digital capacity on one of the Satellite's transponders with other digital channels and the allocation of per Mbit capacity for the video signals of the Channel will fluctuate between 1 Mbit per second and 5 Mbits per second depending on (i) the nature of programming on the Channel at any point in time; and (ii) corresponding requirements of such other channels with which the Channel shares digital transponder capacity. Sky may from time to time sublease such lower number of Mbits as the Company may determine to be adequate for the Company to provide a quality signal broadcast of the Channel for reception by digital DTH viewers in the Territory.

      For the avoidance of doubt, capacity for a radio service will not be included.

      If at any time during the Term the Company wishes to extend the hours of transmission of the Channel it will serve on Sky not less than 6 month's prior written notice. Sky will use its reasonable endeavours to provide the Channel with additional digital transponder capacity for such extended hours after the expiry of such notice period (subject always to Sky having sufficient additional digital transponder capacity at the relevant time). If Sky is able to provide any additional capacity, the charges set out in Clause 3 will increase to such rates as Sky may notify to the Company at the relevant time.

2.3 The Long Form Agreement in respect of the sub-lease of transponder capacity will, without limitation, reflect the terms of these Heads and otherwise will be on the terms and conditions of Sky's standard digital transponder sub-lease


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      (which shall be the subject of good faith negotiations between the parties), to be concluded as soon as reasonably practicable, except as varied by agreement between Sky and the Company.

2.4 Subject to clause 3.7, Sky shall from the Start Date and for the remainder of the Term provide to the Company on Sky's standard terms and conditions (which shall be the subject of good faith negotiations between the parties) to be concluded as soon as reasonably practicable, uplink and MPEG encoding facilities for the Channel in respect of the digital capacity referred to in clauses 2.2 and 2.3. The Uplink and Encoding agreement will be co-terminous with the sub-lease of digital transponder capacity.

2.5 The Company shall be responsible at its cost for delivering a high quality ready-for-broadcast signal of the Channel by a secure line feed to the designated uplink location specified by Sky. Any relevant capital equipment required to effect such delivery is the responsibility of the Company, also at its cost.

2.6 Sky and the Company will discuss in good faith the possibility (with no obligation whatsoever on either party) of replacing the line feed of the Channel referred to in Clause 2.5 with delivery of the Channel's signal from the satellite currently called PAS5. Due consideration would be given in any such discussions to the location of PAS5 and the quality of the Channel's signal as it is delivered from that satellite. For the avoidance of doubt, the Company's obligations under Clause 2.5 shall remain in full force and effect until such time as the parties may (if at all) agree on such alternative method of delivery of the Channel's signal.

      In the event that agreement can be reached on satellite delivery of the Channel's signal from PAS5, Sky will provide to the Company at an annual charge of (pound)20,000 (excluding VAT and increased on each anniversary of the date on which the Channel's signal is first delivered from PAS5) downlink services of the Channel's signal from such satellite.

3.    Charges For Services Provided

3.1 The price payable by the Company to Sky for the transponder capacity referred to in Clauses 2.1 and 2.2 above shall from the Start Date be (pound)230,768 per annum (payable in twelve (12) equal monthly instalments) based upon 3.211 Mbits/sec of capacity, which sum(s) will increase on each anniversary of the Start Date in accordance with increases over the equivalent period in the United Kingdom retail prices index ("RPI").

3.2 The price payable by the Company to Sky for uplinking and MPEG encoding facilities for the Channel referred to in Clause 2.4 above shall from the Start Date be (pound)60,603 per annum (payable in twelve (12) equal monthly


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      instalments), which sums(s) will increase on each anniversary of the Start
      Date in accordance with increases over the equivalent period in the United Kingdom RPI.

3.3 The Company will be entitled to a pro-rata refund from Sky and shall not be obliged to make payment for any period of the Term in which such capacity or other of such services are not provided to it during the Term for reasons of Unavailability or pre-emption by Sky and/or SES.

3.4 Prior to the Start Date, Sky and the Company will negotiate and conclude a separate agreement for the inclusion of the Channel in Sky's Electronic Programme Guide ("EPG") on terms (including without limitation financial terms) which are fair, reasonable and non-discriminatory.

3.5 All payments referred to above shall be made monthly in advance, the first payments falling due on the Start Date.

3.6 The Company shall in addition to the above payments be liable to pay any United Kingdom Value Added Tax ("VAT") and any other applicable taxes due in respect of payments to be made by the Company in return for the provision by Sky of the facilities described in Clause 2.

3.7   Provision by Sky of the facilities described in clauses 2.1, 2.2 and 2.4:

      3.7.1 is subject to Sky obtaining and retaining consents to provide such facilities from SES, the Luxembourg Government and any other third parties as necessarily required. Sky shall not be liable in the event that any such consents are not obtained or are withdrawn, but shall use its reasonable endeavours to obtain them. Furthermore, it is hereby acknowledged by the Company that Sky may at any time during the Term substitute digital transponder capacity for the transmission of the Channel with digital capacity on an alternative transponder provided that Sky uses its best efforts to ensure that such substitution will not require viewers of the Channel to retune or otherwise adjust any part of their reception equipment in order to receive the broadcasts of the Channel;

      3.7.2 is subject at all times to Sky's and/or SES's pre-emption/disaster recovery requirements, details of the current version of which are set out in Schedule 1;


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      3.7.3 shall continue only for so long as such facilities are available to Sky and each of the Long Form Agreements remains in force; and

      3.7.4 shall be subject to customary force majeure exceptions.

3.8 The Company shall do all that is necessary to comply with the terms of the headlease between SES and Sky in respect of the digital capacity referred to herein as if it (the Company) were an original party thereto and shall indemnify and keep Sky fully indemnified throughout the Term in respect of any breach by Sky of such head lease caused by any act or omission of the Company. Sky will use its best endeavours to provide to the Company details of all provisions under the head lease which are relevant to the Company's use of the digital capacity referred to herein prior to the execution of these Heads.

3.9 For the avoidance of doubt, in the event that this Agreement terminates for whatever reason (except where this Agreement is terminated because it is superseded by the Long Form Agreements), Sky shall cease to be under any obligation to provide the facilities and/or services described in clauses 2.1, 2.2 and 2.4.

3.10 The Company shall not at any time during the Term be permitted to sub-lease or assign to any third party use of any of the services or facilities described in Clauses 2.1, 2.2, 2.4 and 3.4.

4.    Distribution Arrangements

4.1 The hours of transmission of the Channel throughout the Term shall be eight (8) hours per day, seven (7) days per week, subject to early termination or intervention by any competent regulatory authority including but not limited to the Independent Television Commission. The hours of transmission will be as follows:

      20:00 hrs to 04:00 hrs (UK local time)

4.2 The Company confirms that at all times during the Term the distribution by it of the Channel for digital DTH reception in the Territory will at all times remain on an a la carte basis. For the avoidance of doubt, under no circumstances will Sky be obliged to include the Channel as part of any of the tiers/packages of channels which Sky retails in the Territory for DTH reception, whether in analogue or digital form.

4.3 The Company shall have sole responsibility for cable distribution arrangements for the Channel and Sky shall be under no obligation to assist the Company in obtaining cable distribution. Sky acknowledges that cable operators in the Territory (and outside the Territory but within the footprint of the Satellite) will, provided that the Company has entered into the necessary cable card


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      agreements with Sky or an affiliate of Sky, be able to receive the signal of the Channel as it is transmitted using the digital transponder capacity referred to in Clause 2 and may wish to use such signal to deliver the Channel to their customers via their cable networks.

4.4 The Company shall have sole responsibility for entering into contracts with customers wishing to view the Channel.

4.5 Save as otherwise provided herein, the Company shall be responsible for obtaining and maintaining all facilities, equipment, licences and consents required to broadcast the Channel in the manner contemplated in these Heads of Agreement.

4.6 The Company shall at all times be responsible for the content of the Channel and shall indemnify and keep Sky fully indemnified in respect thereof. The Company undertakes to ensure that all licences required by it for the transmission of the Channel in the Territory remain valid and in force throughout the Term.

5.    Early Termination

5.1 Either party shall, without prejudice to any other rights and remedies it may have, be entitled to terminate these Heads of Agreement by serving written notice on the other party in the event that:

      5.1.1 the other party is in breach of these Heads of Agreement and (i) such breach has not been remedied (if capable of remedy) within 30 days of receipt of a written notice specifying the breach and requiring it to be remedied; or (ii) if the breach is incapable of remedy; or

      5.1.2 the other party is the subject of a voluntary or compulsory liquidation (other than for the purposes of reconstruction or amalgamation while solvent); or

      5.1.3 the other party ceases to carry on business or suffers any execution or distress over its assets; or

      5.1.4 the other party is made the subject of any administration or of any proposal under Part 1 of the Insolvency Act 1986 (or the analogous provision of another jurisdiction) for composition in satisfaction of its


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            debts.

5.2 Sky shall be entitled to terminate this Agreement by giving to the Company 90 days written notice in the event that there is a change of control of the Company. For the purposes of this clause, "control" shall mean the ability to direct the affairs of a company, whether by means of the ownership of shares, contract or otherwise.

5.3 Sky acknowledges that the company currently known as Playboy Entertainment Group Inc currently intends to enter into a joint venture with the company currently known as Lifford International Co. Ltd. which is part of the same group of companies as the company currently known as Ciseneros Group Inc, such joint venture entity to be called Playboy TV International L.L.C. ("PTVI"). As part of the proposed joint venture, all of the outstanding shares of the Company will be sold or otherwise transferred to PTVI. Sky confirms that, in the event of the completion of this intended arrangement, it will not exercise its rights of termination under Clause 5.2.

6.    Long Form Agreements

6.1 The provisions of these Heads of Agreement shall be the subject of long form agreements between the parties ("Long Form Agreements"). Sky and the Company will use their respective best endeavours to negotiate in good faith and execute the Long Form Agreements prior to the Start Date. In particular but without limitation the parties propose to enter into the following Long Form Agreements:

      6.1.1 digital transponder capacity sub-lease; and

      6.1.2 digital uplinking/encoding agreement.

6.2 If the Long Form Agreements have not been executed by the Start Date, Sky and the Company will continue to use their best endeavours to execute such documents as soon as possible after the Start Date and until such time as the Long Form Agreements are signed, these Heads of Agreement shall remain in full force and effect and binding on the parties. In the event of any inconsistency between any signed Long Form Agreement and these Heads of Agreement, the terms of the relevant Long Form Agreement shall prevail.

7.    Confidentiality

7.1 Each party undertakes to the other that, subject to clause 7.2 below, it shall treat as confidential the terms of these Heads of Agreement together with all information whether of a technical nature or otherwise relating in any manner to the business or affairs of the other party as may be communicated to it


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      hereunder or otherwise in connection with these Heads of Agreement and will not use such information other than for the purposes of these Heads of Agreement.

7.2   The provisions of clause 7.1 shall not apply to any information which:

      7.2.1 is in the public domain other than by default of the recipient party;

      7.2.2 is obtained by the recipient party from a bona fide third party having no apparent restraint on its free right of disposal of such information;

      7.2.3 is or has already been independently generated by the recipient party;

      7.2.4 is required to be disclosed by law or the valid order of a court of competent jurisdiction, or the request or direction of any governmental or other regulatory authority or agency or relevant stock exchange.

7.3 Without prejudice to the generality of the foregoing, no party shall issue any press release announcing these Heads of Agreement or otherwise communicate with the press in any way concerning these Heads of Agreement or any aspect of them or otherwise publicly announce these Heads of Agreement, unless the other party shall have approved in writing the contents of any such release or other communication.

7.4 The obligations contained in this clause 7 shall endure beyond the Term without limit in time except and until any confidential information enters the public domain other than through the default of the party receiving the same.

8.    Restrictive Trade Practices Act 1976 ("RTPA") And Other Regulatory Matters

8.1 Unless this Agreement is a non-notifiab1e agreement pursuant to Section 27A of the RTPA or Schedule 13, Paragraph 5 of the Competition Act 1998, to the extent that any provision of this Agreement, or of any other arrangement of which it forms part, is a restriction or information provision for the purposes of the RTPA by virtue of which this Agreement or any such arrangement is registrable under the RTPA, no such restriction or provision shall take effect until the day after particulars of this Agreement or, as the case may be, that arrangement, have been furnished to the Director General of Fair Trading in accordance with the RTPA.


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8.2   The parties will co-operate with regard to the timely notification (if any) of these Heads of Agreement or of any Long Form Agreement to the EC Commission for negative clearance under Article 85 of the Treaty establishing the European Union.

8.3 If any provision of these Heads of Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of these Heads of Agreement or the application of such provision to other persons or circumstances shall not be affected thereby provided that the parties shall negotiate in good faith with respect to any equitable modification of the provision or application thereof held to be invalid so as to substantially give effect to the original intention of the parties.

9.    Governing Law

      These Heads of Agreement shall be governed by and construed in accordance with the laws of England and Wales and the parties agree to submit to the exclusive jurisdiction of the High Court of England and Wales.


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IN WITNESS whereof the parties have signed their names the day and year first before written


/s/ Ian West

SIGNED by
for and on behalf of
British Sky Broadcasting Limited


/s/ William Campbell

SIGNED by
for and on behalf of
The Home Video Channel Limited


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